                                            Exhibit 99.1

First Solar Hosts Chinese National Leadership Delegation
 Seeking Sustainable Energy Solutions

TEMPE, Arizona, Sept. 7, 2009 – In an exceptional visit to the United States, a delegation of senior Chinese government leaders  today visited First Solar (NASDAQ: FLSR) headquarters in Tempe to learn first-hand how the company's low-cost solar technology can help contribute to China’s goal of achieving a low-carbon economic future as well as meeting China’s increasing demand for sustainable renewable energy.

Hosted by First Solar CEO Mike Ahearn, the delegation led by Chairman Wu Bangguo of the Standing Committee of the National People's Congress of China met with First Solar executives to examine the company’s industry-leading solar panels.  The officials also discussed the significant potential for the U.S. and China to address global climate change through the creation of solar markets that take advantage of the significant solar resources in both countries.

“If the U.S. and China work together and strongly support solar growth, we believe we can reduce the cost of solar electricity to “grid parity” – where it is competitive with traditional energy sources - and create the blueprint for accelerated mass scale deployment of solar power worldwide to mitigate climate change,” Ahearn said.

The Chinese delegation’s visit to First Solar is part of an itinerary that will take them to Washington, D.C. to meet with Congressional leaders and the Obama Administration on a variety of energy, trade and business initiatives.  Ahearn said he is encouraged that both China and the U.S. are becoming increasingly aware of the importance of promoting policies supportive of solar energy.

“As a nation, we need strong policy support to create a vibrant solar industry and the green jobs that come with it,” Ahearn said. “Solar represents one of our best opportunities to help address global climate change and energy security, and we should ensure that it becomes a permanent, sustainable source of renewable electricity for the United States and the world.”

First Solar recently announced agreements to build two large-scale solar power projects in Southern California. The installations, which will be among the largest of their kind, will have a generation capacity of 550 megawatts of photovoltaic electricity, enough to provide power to approximately 170,000 homes.

“We are interested in teaming with progressive government and community leaders to help them achieve their goals for mass-scale deployment of affordable solar power. We believe in investing in the communities we serve and enabling them with advanced technology and global best practices,” Ahearn said.

About First Solar
First Solar, Inc. (Nasdaq: FSLR) is changing the way the world is powered by creating truly sustainable solar energy solutions. First Solar manufactures solar modules with an advanced semiconductor technology and provides comprehensive PV system solutions. By constantly decreasing manufacturing costs, First Solar is creating an affordable and environmentally responsible alternative to fossil-fuel generation. First Solar modules are most effective when demand for traditional forms of energy is at its peak. First Solar set the benchmark for environmentally responsible product life cycle management by introducing the industry's first prefunded, comprehensive collection and recycling program for solar modules. From raw material sourcing through end-of-life collection and recycling, First Solar is focused on creating cost-effective renewable energy solutions that protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com, or www.firstsolar.com/media to download photos.

For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business involving the company's products, their development and distribution, economic and competitive factors and the company's key strategic relationships and other risks detailed in the company's filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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Media Contacts
United States:                                                 Europe:                                         China:
Lisa Morse                                                      Brandon Mitchener                    Dulce Qu
+1-602-414-9361                                              +49-6131-1443-399                    + 8610 5816 2550
media@firstsolar.com                                    media@firstsolar.com

Investor Relations Contact
Larry Polizzotto
+1-602-414-9300